Middlesex Water Company Reports Third Quarter 2026 Earnings
•Diluted earnings per share (“EPS”) of $0.95
•Invested $84 million in water and wastewater utility infrastructure during the nine months ended September 30, 2026
•Declared $0.38 common stock cash dividend, a 5.56% increase

ISELIN, N.J., October 29, 2026 -- Middlesex Water Company (“Middlesex” or the “Company”) (NASDAQ: MSEX) today announced financial results for the third quarter ended September 30, 2026.
“Our strong third-quarter results reflect increased wholesale demand, higher customer consumption, and the continued execution of our regulatory strategy,” said Nadine Leslie, Chair, President, and Chief Executive Officer of Middlesex Water Company. “As we deliver solid earnings growth, we remain focused on investing in critical water and wastewater infrastructure, strengthening system reliability, and pursuing selective and sustainable growth under our MWC 2030 Vision to create long-term value for customers and shareholders.”

Third Quarter 2026 Results
Middlesex reported net income of $18.0 million and diluted EPS of $0.95, compared to net income of $14.0 million and diluted EPS of $0.77 for the same quarter in 2025.
Operating revenues for the quarter ended September 30, 2026, were $60.2 million, an increase of $6.1 million, compared to the same quarter last year. Operating revenues for the Middlesex System increased $4.7 million due to increased wholesale demand, customer consumption and base rate increases. Tidewater System revenues increased $1.2 million due to increased customer consumption, customer growth and rate increases. Non-regulated revenues increased $0.2 million, primarily due to higher supplemental contract services.
Operating expenses for the quarter ended September 30, 2026, were $37.9 million, an increase of approximately $1.6 million, compared to the same quarter last year. Operations and maintenance expenses increased $1.1 million primarily due to increases in variable production costs from higher customer demand and employee related costs, partially offset by higher capitalizable costs; and other taxes increased $0.5 million due to higher gross receipts taxes on higher revenues in the Middlesex System. Depreciation expense decreased $0.1 million from the same period in 2025 due to the implementation of depreciation rates from the study approved by the New Jersey Board of Public Utilities ("NJBPU"), partially offset by higher average utility plant in service.
Year-to-Date Results
Net income for the nine months ended September 30, 2026, was $43.4 million, a $9.2 million increase when compared to the same period in 2025. Diluted earnings per share were $2.31 and $1.90 for the nine months ended September 30, 2026, and 2025, respectively.
Operating revenues for the nine months ended September 30, 2026, were $165.3 million, an increase of approximately $17.6 compared to the same period in 2025. Middlesex System revenues increased $13.5 million due to increased wholesale demand, customer consumption and base rate increases. Tidewater System revenues increased $3.8 million due to increased customer consumption, customer growth, and rate increases. Non-regulated revenues increased $0.3 million, primarily due to higher supplemental contract services.

Operating expenses for the nine months ended September 30, 2026, increased $7.1 million compared to the same period in 2025. Operations and maintenance expenses increased $5.4 million primarily due to increases in allowance for credit loss reserve, employee related costs and variable production costs from higher customer demand, partially offset by higher capitalizable costs. Depreciation expense increased $0.5 million due to higher average utility plant in service, partially offset by the implementation of depreciation rates from the study approved by the NJBPU. Other taxes increased $1.3 million due to higher gross receipts taxes on higher revenues in the Middlesex System.
Selective and Sustainable Growth
Middlesex invested approximately $84 million to upgrade, replace and enhance the resiliency of its water and wastewater utility infrastructure during the nine months ended September 30, 2026, or approximately 67% of its planned 2026 annual investment of approximately $126 million.
In September 2026, Middlesex filed Resiliency and Environmental System Improvement Charge and Distribution System Improvement Charge petitions with the NJBPU requesting $0.8 million and $1.7 million of additional annual revenues, respectively.
In October 2026, the Delaware Public Service Commission approved the joint application by Tidewater Utilities, Inc. ("Tidewater") and Mount Pleasant MHP, LLC ("Mount Pleasant") for Tidewater to purchase the water utility assets of Mount Pleasant for $25 thousand. Mount Pleasant serves 39 customers in New Castle County, Delaware.
Dividend Declared, 5.56% Increase Announced
On October 23, 2026, the Company’s Board of Directors declared a fourth quarter cash dividend of $0.38 per common share, a 5.56% increase from the $0.36 per share dividend last declared in July 2026. This increase raises the annual dividend rate to $1.52 from $1.44 per share of common stock and marks Middlesex's 54th consecutive year of dividend increases. The dividend at the new rate is payable December 1, 2026, to shareholders of record as of November 16, 2026. Middlesex has paid cash dividends each year since 1912.
About Middlesex Water Company
Middlesex Water Company (“Middlesex”) is one of the nation’s premier investor-owned water and wastewater utilities. Established in 1897, Middlesex is a trusted provider of life-sustaining services to more than half a million people in New Jersey and Delaware. The company focuses on employee engagement, operational excellence, superior customer experience, investment in infrastructure, and selective and sustainable growth to deliver value to our customers, investors, and the communities we serve.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of U.S. federal securities laws reflecting the current beliefs or expectations of Middlesex Water Company “Company” regarding its future performance, its financial condition, its strategic plans and cash flows, its results of operations as well as any other statements that do not directly relate to any historical or current facts. These statements reflect the Company’s current views and information currently available. This information is based on estimates, assumptions, and analysis that the Company believes, as of the date hereof, provide a reasonable basis for the information contained herein. Forward-looking statements can generally be identified by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “foresees,” or the negative of those words or other comparable terminology. The Company intends that these statements be covered by the safe harbors created under those laws. Actual results, performance or achievements may differ materially from forward-looking statements, and the assumptions on which forward-looking statements are based. There can be no assurance that the information contained herein is reflective of future performance, and investors are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance. Unless otherwise specified, all information contained in this press release speaks only as of the date hereof. The Company undertakes no duty to update or revise the information contained herein, whether as a result of new information, future events or otherwise.

Media Relations:
Rebecca Stenholm,Vice President, Communications and Corporate Affairs
rstenholm@middlesexwater.com
(908) 565-2491

Investor Relations:
Jennifer Ketschke, Director, Investor Relations and Treasury
InvestorRelations@middlesexwater.com
(732) 638-7523

MIDDLESEX WATER COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025

Operating Revenues	$60,205	$54,091	$165,276	$147,715

Operating Expenses:
Operations and Maintenance	24,871	23,738	73,282	67,913
Depreciation	6,865	6,941	20,662	20,171
Other Taxes	6,202	5,709	17,735	16,460

Total Operating Expenses	37,938	36,388	111,679	104,544

Operating Income	22,267	17,703	53,597	43,171

Other Income:
Allowance for Funds Used During Construction	860	432	2,194	1,218
Other Income, net	1,541	1,454	4,557	4,364

Total Other Income, net	2,401	1,886	6,751	5,582

Interest Charges	4,200	4,200	11,431	10,535

Income before Income Taxes	20,468	15,389	48,917	38,218

Income Taxes	2,440	1,431	5,514	4,001

Net Income	18,028	13,958	43,403	34,217

Preferred Stock Dividend Requirements	13	18	49	59

Earnings Applicable to Common Stock	$18,015	$13,940	$43,354	$34,158

Earnings per share of Common Stock:
Basic	$0.95	$0.77	$2.31	$1.90
Diluted	$0.95	$0.77	$2.31	$1.90

Average Number of
Common Shares Outstanding:
Basic	19,012	18,123	18,756	17,992
Diluted	19,026	18,154	18,778	18,023